EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our reports dated March 12, 2009, relating to the consolidated financial statements of US Gold Corporation (the “Company”) as at and for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the Annual Report on Form 10-K of the Company.  We also consent to the reference to us under the heading “Experts” in the Registration Statement.

KPMG, LLP

/s/ KPMG, LLP
Chartered Accountants, Licensed Public Accountants Toronto, Canada
March 13, 2009